Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI
NEWS RELEASE
Date: May 23, 2008
Oilsands Quest announces closing of private placement
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announced today the completion of its previously-announced private placement in which funds managed by Sprott Asset Management Inc. have purchased 11,904,761 Oilsands Quest common shares at a price of US$4.20 per share for total gross proceeds to Oilsands Quest of approximately US$50 million. In addition, a number of other accredited investors participated for another US$4.5 million at the same price per share, resulting in a total of 12,976,761 common shares issued and total gross proceeds of approximately US$54.5 million.
The private placement was made by a syndicate of agents bookrun by TD Securities Inc. and including Genuity Capital Markets, CIBC World Markets Inc., Blackmont Capital Inc., Canaccord Capital Corporation, Lehman Brothers Canada Inc. and RBC Dominion Securities in Canada and their respective U.S. registered broker dealer affiliates. The proceeds of the private placement will be used for general corporate and other operational purposes. Specific allocations of the proceeds for such purposes have not been made at this time. The common shares issued pursuant to this Offering have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”).
About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is aggressively exploring Canada’s largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan’s first global-scale oil sands discovery. It is leading the establishment of Saskatchewan’s emerging oil sands industry.
Forward-looking Information
This news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may”, “will”, or “could” occur and includes statements in this release relating to allocation of the proceeds of the offering. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, exploration and technical risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with Oilsands Quest’s ability to implement its business plan. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and

CUSIP# 678046 10 3 Amex: BQI
2.
uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other periodic and current reports, which are available at www.sec.gov and www.sedar.com for a detailed discussion of these risks and uncertainties.
For more information:
General inquiries and retail investors, contact
Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823
Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact
BarnesMcInerney Inc.
Toll Free 1-866-794-7288
Office 416-371-0510
Email oilsands@barnesmcinerney.com